AMENDMENT NO. 2

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

This Amendment No. 2, dated as of June 16, 2025 (“Amendment”), amends the Third Amended and Restated Master Administrative Services Agreement (the “Agreement”), dated July 1, 2020, as subsequently amended, by and between Invesco Advisers, Inc., a Delaware corporation (the "Administrator") and AIM Funds Group (Invesco Funds Group), a Delaware statutory trust (the "Trust"), is hereby amended as follows:

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Agreement to change the name of Invesco EQV European Small Company Fund to Invesco Global Small Cap Equity Fund and Invesco EQV International Small Company Fund to Invesco International Small Company Fund on Appendix A, effective August 22, 2025.

NOW, THEREFORE, the parties agree as follows:

1.	Appendix A of the Agreement is deleted in its entirety and replaced with the following:

APPENDIX A

TO

THIRD AMENDED AND RESTATED

MASTER ADMINISTRATIVE SERVICES AGREEMENT

OF

AIM FUNDS GROUP (INVESCO FUNDS GROUP)

Portfolios	Effective Date of Agreement	Advisory/Administrative Services Fee Limit
Invesco Global Core Equity Fund	July 1, 2006	N/A

Invesco Global Small Cap Equity Fund	July 1, 2006	N/A

Invesco International Small Company Fund	July 1, 2006	N/A

Invesco Small Cap Equity Fund	July 1, 2006	N/A

The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Invesco Fund Complex Net Assets**
0.0175%	First $100 billion
0.0150%	Next $100 billion
0.0135%	Next $100 billion
0.0125%	Next $100 billion
0.010%	Over $400 billion

* The fee will be paid monthly at 1/12 of the annualized effective fee rate based on the average assets under management of the Invesco Fund Complex Net Assets of the prior month.

** Invesco Fund Complex Net Assets means the aggregate monthly net assets of each mutual fund and closed-end fund in the Invesco Fund complex overseen by the Invesco Funds Board.

2.	All other terms and provisions of the Agreement not amended herein shall remain in full force and effect

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

INVESCO ADVISORS, INC.

By:	/s/ Glenn Brightman
Glenn Brightman
Senior Vice President

AIM FUNDS GROUP (INVESCO FUNDS GROUP)

By:	/s/ Melanie Ringold
Melanie Ringold
Secretary, Senior Vice President and Chief Legal Officer